UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
LIME ENERGY CO.
(Name of Registrant As Specified In Its Charter)
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INTRODUCTION
OUTSTANDING SECURITIES AND VOTING RIGHTS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
THE REVERSE SPLIT
OTHER ACTION
COSTS OF INFORMATION STATEMENT
ANNEX A

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, IL 60007-2410
(847) 437-1666
INFORMATION STATEMENT
DATED
OCTOBER ___, 2006
INTRODUCTION
     This Information Statement is furnished by the Board of Directors of Lime Energy Co. (the “Company”) to the stockholders of record of the Company’s common stock at the close of business on October 5, 2006 (the “Record Date”), and is being sent to you to inform you of action which has been approved by the holders of at least a majority of the voting power of the Company outstanding on the Record Date, by written consents without holding a meeting of stockholders. By such written consents, such stockholders approved the following actions:
     1. They ratified the reverse split of the Company’s common stock (the “Reverse Split”) in which every 15 shares of the Company’s common stock combined into one share, which was approved by the Board of Directors in June, 2006, effective on June 15, 2006 (referred to herein as the “Ratification”).
     2. They approved an amendment to the Company’s Certificate of Incorporation (the “Amendment”) setting forth the Reverse Split as part of the Company’s Certificate of Incorporation (referred to herein as the “Amendment Approval”).
     This Information Statement will be mailed to every stockholder as of the Record Date entitled to receive notice of a meeting of stockholders if a meeting were called to vote on such matters, or otherwise entitled to vote or give an authorization or consent with regard to such matters. The Company will cause the Amendment to become effective as soon as practicable twenty (20) days after October ___, 2006, the date this Information Statement is first sent to the stockholders.
NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION
WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING SECURITIES AND VOTING RIGHTS
     As of the Record Date, there were issued and outstanding [49,786,611] shares of the common stock for the purpose of determining stockholders entitled vote or consent with respect to the Ratification and the Amendment Approval. The common stock is the only security of the Company that was entitled to vote on the matters described herein.
     Each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in such stockholder’s name on the books of the Company on any matter submitted to the vote of stockholders at any meeting of the stockholders. However, under Delaware law, any action that may be taken at any stockholders’ meeting may be taken by written consent of the requisite number of stockholders required to take such action. The Ratification, and the Amendment Approval each require the affirmative vote or written consent of the holders of a majority of the Company’s outstanding common stock.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following tables list certain information, as of October [5], 2006, regarding the beneficial ownership of our outstanding common stock by (1) each of our directors and named executive officers, (2) the persons known to us to beneficially own greater than 5% of each class of its voting securities and (3) our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

		Common	Common
		Shares	Shares
		Issuable	Issuable
	Common	Upon	Upon
	Shares	Exercise of	Exercise of
Name	Directly Held	Warrants	Options (1)	Total	%
Directors, Executive Officers and 5% Holders
David Asplund	1,865,099 (2)	4,852 (2)	9,445	1,879,396	3.774%
Augustine Fund LP (3)	2,628,000	18,125	—	2,646,125	5.313%
Gregory Barnum	—	—	1,667	1,667	*
William Carey	—	—	1,667	1,667	*
Cinergy Ventures II (4)	3,123,500	45,625	3,333 (5)	3,172,458	6.366%
Richard P. Kiphart	14,640,972	75,195	1,667	14,717,834	29.516%
Leaf Mountain Company (6)(7)	3,326,701	—	—	3,326,701	6.682%
Jeffrey R. Mistarz	947	—	39,999	40,946	*
Daniel R. Parke	5,021,082	—	17,222	5,038,304	10.116%
Gerald A. Pientka (6)	1,467	—	13,334	14,801	*
Leonard Pisano	40,700	—	13,889	54,589	*
SF Capital Partners Ltd. (8)	4,237,600	— (9)	—	4,237,600	8.512%
David W. Valentine	349,033	—	6,669	355,702	*

All directors and executive officers as a group (9 persons)**	21,919,300	80,047	105,559	22,104,906	44.234%

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication

(1)	Represents options to purchase common stock exercisable within 60 days.

(2)	Includes common stock and warrants to purchase common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(3)	The controlling members, directors and officers, all of whom are Thomas Duszynski, Brian Porter and John Porter, may be deemed to share power to vote or dispose of the shares held by Augustine Fund, L.P. The business address of Augustine Fund, L.P. is 141 West Jackson Blvd., Suite 2182, Chicago, Illinois 60604.

(4)	Cinergy Technologies, Inc. is a wholly-owned subsidiary of Cinergy Corp., a publicly traded company, and is also the sole member of Cinergy Ventures II, LLC. Greg Wolf, a vice president of Cinergy Ventures, has the authority to vote of dispose or the shares held by Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202.

(5)	Reflects stock options awarded pursuant to the Directors’ Stock Option Program to former directors of the Company who were employees of Cinergy Ventures II, LLC, The policies of Cinergy Ventures II provide that director compensation be paid to the Cinergy Ventures II rather than to the individual.

(6)	Mr. Gerald Pientka, who is one of the Company’s directors, is also a member of Leaf Mountain Company, LLC.

(7)	The business address of Leaf Mountain Company, LLC is 190 South LaSalle Street, Suite 1700, Chicago, IL 60603.

(8)	SF Capital Partners Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Messrs. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners, but disclaim beneficial ownership of such shares. The mailing address for SF Capital Partners is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(9)	Excludes warrants to purchase 42,813 shares of common stock which contain provisions known as “exercise caps” which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company’s outstanding common stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of common stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 42,813 shares of common stock issuable pursuant to such warrants as SF Capital Partners has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 8.590%.

THE REVERSE SPLIT
     In June, 2006, our Board of Directors approved, and we announced, a 1 for 15 reverse split of our common stock, effective on June 15, 2006 and our stock has been trading on this basis since that date. In response to a recent registration statement filed with the Securities and Exchange Commission (the “SEC”), it has inquired as to why we did not seek stockholder approval for this reverse split. Based on Delaware law, our counsel advised us that Board approval was all that was need to affect the split. In response to the SEC comment, and in order to avoid further delay of the registration process, our board has decided to seek stockholder ratification of the Reverse Split and approval of the Amendment to our Certificate of Incorporation setting forth the Reverse Split as part of our Certificate of Incorporation.
     Our Board of Directors therefore approved the Amendment on October 4, 2006, set October 5, 2006 as the Record Date for determining stockholders eligible to vote and directed that we submit the Ratification and the Amendment Approval to our largest stockholders as of the Record Date for their approval by written consent as permitted by the Delaware General Corporation Law.
     Pursuant to the Delaware General Corporation Law, a majority of the outstanding shares of voting stock entitled to vote thereon is sufficient to approve the Ratification and is required to approve the Amendment. Section 228 of the Delaware General Corporation Law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority of the voting power of the corporation entitled to vote on such action (except that if a different proportion of voting power is required for such action at a meeting (which is not the case here), then that proportion of written consents is required). Where an action is authorized by written consent, no meeting of stockholders need be called. Section 228(e) of the Delaware General Corporation Law also requires us to give notice to stockholders of such action by written consent.
     As of the Record Date approximately 90% of our common stock was owned by 19 investors. We sought and have received from this group of investors, the approval of stockholders holding in excess of 50% of our common stock to the Ratification and Amendment Approval. Accordingly, consistent with Delaware Law, the action to approve the Ratification and the Amendment Approval will not be submitted to our other stockholders for a vote and this Information Statement is being furnished to our stockholders only to provide notice of the taking of such action by written consent.
     Pursuant to Rule 14c-2(b) under the Securities Exchange Act of 1934, we must mail this Information Statement to our stockholders at least 20 days prior to the date when the corporate action described herein is taken. Accordingly, we anticipate that the Amendment will be filed on November [], 2006, which will be the 21st day following the date of mailing of this Information Statement and become effective promptly thereafter.
     No additional stockholder consents are solicited in connection with this Information Statement.
     This Information Statement will also serve as written notice to stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.
     A copy of the stockholder action by written consent approving the Ratification and the Amendment Approval is attached as Annex A.

Effect of the Amendment and Reverse Split on Stockholders
     The Amendment will not affect any stockholders’ rights or ownership position in Lime Energy Co. The Reverse Split did not affect any stockholder’s proportionate equity interest in the Company. Holders of our common stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors, although the Board of Directors does not currently intend to declare or distribute any dividends. Our reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Amendment or the Reverse Split.
     The initial trading price of our common stock increased by a factor of 15 on June 15th, the first day of trading following the Reverse Split, however, the trading price has declined since then and there can be no assurance that it will not decline farther in the future.
Effect of the Reverse Split on Capital Stock
     Our Certificate of Incorporation, as amended, currently authorizes the issuance of 200,000,000 shares of common stock and 5,000,000 shares of Preferred Stock. The Amendment will not change these numbers of authorized shares. Immediately prior to June 15, 2006, there were 51,297,120 shares of common stock outstanding and 232,613 shares of Series E Convertible Preferred Stock outstanding which were convertible into 23,261,300 shares of common stock. Giving effect to the Reverse Split, the number of outstanding shares of common stock became approximately 3,419,808, and the number of shares of common stock issuable upon conversion of the outstanding Series E Convertible Preferred Stock became approximately 1,550,753. The Reverse Split and the Amendment have no effect on the par values of the common stock and Preferred Stock, which remain at $0.0001 and $0.01 per share, respectively. Because the number of issued shares of common stock decreased but the par value remained unchanged after the Reverse Split, our stated capital decreased by approximately $4,787 and our additional paid in capital increased by a corresponding amount. This change in our capital accounts along with the change in the number of outstanding shares of common stock was reflected on our June 30, 2006 financial statements filed on Form 10-Q. The Amendment will not change this.
Certain Anti-Takeover Effects of the Reverse Split
     Under certain circumstances, our Board of Directors can create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing the remaining authorized shares to be issued to a holder or holders who side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. Such an issuance would diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the Board implemented the Reverse Split solely for the reasons described hereinabove, to facilitate raising additional capital. The Reverse Split (and the Amendment with respect thereto) were not prompted by any specific efforts or takeover threat currently known or perceived by management of the Company.
     The Reverse Split could have had a material adverse consequence to the Company’s independent stockholders. Such adverse consequences include, but are not limited to the following:
•	Although the Reverse Split affected the outstanding stock on a pro rata basis, thus affecting each of our stockholders equally, as a result of the Reverse Split some stockholders own fewer than 100 shares, which could make it more difficult to sell the shares. Stockholders holding fewer than 100 shares (otherwise known as “Odd Lots”) of the Company’s common stock may have difficulty in disposing of their shares because the commissions charged to sell such shares may exceed the value of the shares.

•	The Reverse Split results in an increase in the number of available authorized, but unissued shares of common stock, some or all of which could be issued upon action by the Board of Directors without stockholder approval. The issuance of a significant number of shares could materially dilute the percentage ownership interest of the current stockholders and there is no assurance that such issuance would result in benefits to the existing stockholders such as greater market liquidity or a higher price for the shares. Since June 15, 2006, we have issued 17,875,000 shares in connection with raising capital, 21,648,346 to convert the Series E Convertible Preferred Stock and 5,500,000 shares in connection with acquisitions. All of these transactions have been publicly reported.
No Dissenters’ Rights
     Delaware law does not vest stockholders of the Company with dissenters’ rights with respect to the Amendment or the Reverse Split.
Resale of Restricted Securities
     The Amendment and Reverse Split will not affect the transferability of shares of common stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of common stock held by each stockholder after the effective date of the Reverse Split will be deemed to have been acquired on the date on which the stockholder acquired the shares of common stock held immediately prior to the effective date of the Reverse Split.
Federal Income Tax Consequences
     A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Split. We do not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their own tax situations, including consequences under applicable state, local or foreign tax laws.
     The Company believes the Reverse Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Code, to the extent that outstanding shares of common stock are exchanged for a reduced number of shares of common stock. Therefore, neither the Company nor it stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

     The shares of common stock held by each stockholder as a result of the Reverse Split have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of common stock held by such stockholder immediately prior to the Reverse Split. A stockholder’s holding period for the shares of common stock held as a result of the Reverse Split will include the holding period for shares of common stock combined thereby, provided that such outstanding shares of common stock were held by the stockholder as capital assets on the effective date of the Reverse Split.
Vote Required
     Approval of the Ratification and the Amendment Approval with respect to the Reverse Split requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal. Stockholders owning a majority of the outstanding shares of common stock approved the Ratification and the Amendment Approval by written consents dated October 5, 2006.
OTHER ACTION
     No other action was taken or authorized by the stockholders’ written consent to corporate action to which this Information Statement pertains.
COSTS OF INFORMATION STATEMENT
     This Information Statement has been prepared by the Company and its Board of Directors. The Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing assembling, printing and mailing the Information Statement. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Richard Kiphart
Chairman of the Board
Dated: October ___, 2006

ANNEX A
TEXT OF STOCKHOLDER RESOLUTIONS ADOPTED BY WRITTEN CONSENT
     WHEREAS, on June 7, 2006, the Board of Directors approved a reverse split of the Company’s common stock on a 1 for 15 basis, with such reverse split becoming effective on June 15, 2006 pursuant to such prior Board of Directors action; and
     WHEREAS, the Company’s Board of Directors has directed that its authorization of such reverse split be submitted to the stockholders of the Company for their review and ratification; and
     WHEREAS, the Board of Directors has declared advisable and approved amending the Company’s certificate of incorporation to reflect such reverse split by amending Article 4 of the Company’s certificate of incorporation by the addition thereto of the following clause (e) at the end thereof:
     (e) 1 for 15 Combination of Shares of Common Stock. Whereas, the Corporation’s Board of Directors approved a reverse split of the common stock such that every 15 shares of outstanding Common Stock become one share of Common Stock to be effective June 15, 2006, and the Board of Directors and the Corporation’s stockholders have approved amending the Corporation’s Certificate of Incorporation to set forth such reverse split of the common stock, the same is hereby made part of the Corporation’s Certificate of Incorporation.
     WHEREAS, the Company’s Board of Directors has also proposed that such amendment of Article 4 of the certificate of incorporation be submitted to the Company’s stockholders for their review and approval; and
     WHEREAS, the resolutions of the Company’s Board of Directors also provide that the Company shall seek to obtain written consents from stockholders of the Company to with respect to the reverse split and the amendment to the Company’s certificate of incorporation, and set October 5, 2006 as the record date for determining stockholders eligible to vote or grant consent with respect to such matters; and
     NOW, THEREFORE, BE IT RESOLVED that the action of the Board of Directors on June 7, 2006 approving a 15 for 1 reverse split of the Common Stock, effective on June 15, 2006 is hereby ratified and approved in all respects; and
     FURTHER RESOLVED, that the proposed amendment of Article 4 of the Company’s certificate of incorporation is hereby approved and adopted in all respects.